Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q3 2020 Results

•	Net revenues increased 4.9% primarily driven by strong Organic Net Revenue[1] growth of 4.4%
•	Year-to-date diluted EPS was $1.66, down 24.2%, lapping a prior-year benefit from Swiss tax reform; Year-to-date Adjusted EPS[1] was $1.92, up 5.9% on a constant-currency basis
•	Diluted EPS in the quarter was $0.78, down 20.4%, lapping a prior-year benefit from Swiss tax reform; Adjusted EPS in the quarter was $0.63, flat on a constant-currency basis
•	Year-to-date cash provided by operating activities was $2.3 billion, up $0.4 billion versus prior year; Free Cash Flow[1] was $1.7 billion, an increase of $0.5 billion versus prior year
•	Returned $0.4 billion of capital to shareholders in the quarter through dividends

CHICAGO, Ill. – November 2, 2020 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its third quarter 2020 results.

“Our third quarter performance was strong across all key metrics, with broad-based revenue growth as demand remained elevated in Developed Markets and sequentially improved in Emerging Markets. Our teams are executing well and we continue to deliver share gains by meeting the needs of customers and consumers, despite the uncertainties caused by COVID-19. Our strategy remains unchanged and we are accelerating certain initiatives and increasing the investment behind our brands to further support long-term sustainable growth,” said Dirk Van de Put, Chairman and Chief Executive Officer.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q3 2020	% Chg vs PY	Q3 2020	Vol/Mix		Pricing
Quarter 3
Latin America	$610	(17.1)%	3.1%	(5.1)	pp	8.2	pp
Asia, Middle East & Africa	1,470	3.6	4.2	1.8		2.4
Europe	2,526	6.3	3.4	3.6		(0.2)
North America	2,059	12.9	6.3	4.2		2.1

Mondelēz International	$6,665	4.9%	4.4%	2.4	pp	2.0	pp

Emerging Markets	$2,289	(3.1)%	5.3%	1.4	pp	3.9	pp
Developed Markets	$4,376	9.6%	3.8%	2.8	pp	1.0	pp

Year-to-Date
Latin America	$1,847	(18.7)%	(0.2)%	(8.3)	pp	8.1	pp
Asia, Middle East & Africa	4,209	(2.4)	1.2	(0.5)		1.7
Europe	7,248	1.0	2.3	2.5		(0.2)
North America	5,979	15.1	10.1	7.8		2.3

Mondelēz International	$19,283	1.7%	3.9%	2.0	pp	1.9	pp

Emerging Markets	$6,623	(7.2)%	1.7%	(1.9)	pp	3.6	pp
Developed Markets	$12,660	7.1%	5.2%	4.2	pp	1.0	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q3 2020	vs PY (Rpt Fx)		Q3 2020	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 3
Gross Profit	$2,792	11.0%		$2,659	5.3%		6.0%
Gross Profit Margin	41.9%	2.3	pp	39.9%	0.2	pp

Operating Income	$1,135	29.6%		$1,165	9.4%		10.5%
Operating Income Margin	17.0%	3.2	pp	17.5%	0.7	pp

Net Earnings[2]	$1,119	(21.5)%		$914	(1.5)%		(1.1)%
Diluted EPS	$0.78	(20.4)%		$0.63	(1.6)%		—%

Year-to-Date
Gross Profit	$7,574	(0.1)%		$7,662	1.2%		3.9%
Gross Profit Margin	39.3%	(0.7	) pp	39.7%	(0.3	) pp

Operating Income	$2,704	(7.9)%		$3,213	1.6%		4.3%
Operating Income Margin	14.0%	(1.5	) pp	16.7%	—	pp

Net Earnings[2]	$2,399	(24.9)%		$2,774	1.6%		4.4%
Diluted EPS	$1.66	(24.2)%		$1.92	2.7%		5.9%

Third Quarter Commentary

•

Net revenues increased 4.9 percent driven by Organic Net Revenue growth of 4.4 percent. Volume and pricing drove growth, partially offset by unfavorable mix. Organic Net Revenue grew in all four regions.

•

Gross profit increased $276 million and margin increased 230 basis points to 41.9 percent due to higher mark-to-market gains from currency and commodity derivatives and higher Adjusted Gross Profit[1]. Adjusted Gross Profit increased $152 million at constant currency while Adjusted Gross Profit margin increased 20 basis points to 39.9 percent due to volume leverage, pricing and productivity, partially offset by higher raw material costs and incremental COVID-19 related costs.

•

Operating income increased $259 million and margin was 17.0 percent, up 320 basis points primarily due to favorable year-over-year mark-to-market gains from currency and commodity derivatives, higher Adjusted Operating Income[1], and lower restructuring expenses. Adjusted Operating Income increased $112 million at constant currency, and margin increased 70 basis points to 17.5 percent driven by SG&A leverage and Adjusted Gross Profit margin expansion.

•	Diluted EPS was $0.78, down 20.4 percent, lapping a prior-year benefit from Swiss tax reform.

•	Adjusted EPS was $0.63, flat on a constant-currency basis, primarily driven by operating gains offset by unfavorable taxes.

•

Capital Return: The company returned $0.4 billion to shareholders in cash dividends. The company suspended its share repurchase program in March, providing flexibility while managing the COVID-19 situation and response.

2020 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2020, the company expects Organic Net Revenue growth of 3.5+ percent. The company expects Adjusted EPS growth of 5+ percent on a constant-currency basis. The company estimates currency translation would decrease 2020 net revenue growth by approximately 3 percent3 with a negative $0.04 impact to Adjusted EPS3. The company expects Free Cash Flow of approximately $3 billion.

Guidance is provided in the context of greater than usual volatility as a result of COVID-19. The company strategy and long-term algorithm remain unchanged.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2019 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on October 28, 2020.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “estimate,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the impact of the outbreak of COVID-19 on the company; the company’s strategy and ability to manage through the COVID-19 pandemic; the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s long-term algorithm; and the company’s outlook, including 2020 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 outbreak. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, uncertainty about the magnitude, duration, geographic reach, impact on the global economy and related current and potential travel restrictions of the COVID-19 outbreak; the current, and uncertain future, impact of the COVID-19 outbreak on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of the company’s financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; global or regional health pandemics or epidemics, including COVID-19; competition; protection of the company’s reputation and brand image; the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with suppliers or customers; legal, regulatory, tax or benefit law changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of and access to capital or other markets; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenues	$6,665	$6,355	$19,283	$18,955

Cost of sales	3,873	3,839	11,709	11,377

Gross profit	2,792	2,516	7,574	7,578
Gross profit margin	41.9%	39.6%	39.3%	40.0%

Selling, general and administrative expenses	1,484	1,466	4,474	4,386

Asset impairment and exit costs	123	134	253	169

Net gain on divestiture	—	(3)	—	(44)

Amortization of intangibles	50	43	143	130

Operating income	1,135	876	2,704	2,937
Operating income margin	17.0%	13.8%	14.0%	15.5%

Benefit plan non-service income	(38)	(13)	(102)	(42)

Interest and other expense, net	89	205	364	386

Earnings before income taxes	1,084	684	2,442	2,593

Income tax (provision)/benefit	(391)	633	(880)	228
Effective tax rate	36.1%	(92.5)%	36.0%	(8.8)%
Gain/(loss) on equity method investment transactions	345	—	537	(2)
Equity method investment net earnings	84	114	311	389

Net earnings	1,122	1,431	2,410	3,208

Noncontrolling interest earnings	(3)	(5)	(11)	(12)

Net earnings attributable to Mondelēz International	$1,119	$1,426	$2,399	$3,196

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.78	$0.99	$1.68	$2.21

Diluted earnings per share attributable to Mondelēz International	$0.78	$0.98	$1.66	$2.19

Average shares outstanding:
Basic	1,432	1,445	1,432	1,446
Diluted	1,442	1,458	1,442	1,459

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$2,759	$1,291
Trade receivables	2,491	2,212
Other receivables	565	715
Inventories, net	2,840	2,546
Other current assets	791	866

Total current assets	9,446	7,630

Property, plant and equipment, net	8,533	8,733
Operating lease right of use assets	661	568
Goodwill	21,335	20,848
Intangible assets, net	18,056	17,957
Prepaid pension assets	654	516
Deferred income taxes	799	726
Equity method investments	6,488	7,178
Other assets	277	359

TOTAL ASSETS	$66,249	$64,515

LIABILITIES
Short-term borrowings	$199	$2,638
Current portion of long-term debt	999	1,581
Accounts payable	5,597	5,853
Accrued marketing	2,028	1,836
Accrued employment costs	760	769
Other current liabilities	3,102	2,645

Total current liabilities	12,685	15,322
Long-term debt	18,916	14,207
Long-term operating lease liabilities	484	403
Deferred income taxes	3,387	3,338
Accrued pension costs	1,115	1,190
Accrued postretirement health care costs	373	387
Other liabilities	2,261	2,351

TOTAL LIABILITIES	39,221	37,198
EQUITY
Common Stock	—	—
Additional paid-in capital	32,054	32,019
Retained earnings	27,702	26,615
Accumulated other comprehensive losses	(11,255)	(10,254)
Treasury stock	(21,558)	(21,139)

Total Mondelēz International Shareholders’ Equity	26,943	27,241
Noncontrolling interest	85	76

TOTAL EQUITY	27,028	27,317

TOTAL LIABILITIES AND EQUITY	$66,249	$64,515

	September 30, 2020	December 31, 2019	Incr/ (Decr)
Short-term borrowings	$199	$2,638	$(2,439)
Current portion of long-term debt	999	1,581	(582)
Long-term debt	18,916	14,207	4,709

Total Debt	20,114	18,426	1,688
Cash and cash equivalents	2,759	1,291	1,468

Net Debt (1)	$17,355	$17,135	$220

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2020	2019
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,410	$3,208
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	813	777
Stock-based compensation expense	97	101
U.S. tax reform transition tax	—	2
Deferred income tax benefit	(103)	(738)
Asset impairments and accelerated depreciation	141	103
Net gain on divestiture	—	(44)
(Gain)/loss on equity method investment transactions	(537)	2
Equity method investment net earnings	(311)	(389)
Distributions from equity method investments	220	217
Other non-cash items, net	225	70
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(259)	(217)
Inventories, net	(314)	(219)
Accounts payable	129	(259)
Other current assets	(64)	(113)
Other current liabilities	44	(499)
Change in pension and postretirement assets and liabilities, net	(176)	(120)

Net cash provided by/(used in) operating activities	2,315	1,882

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(630)	(686)
Acquisition, net of cash received	(1,142)	(284)
Proceeds from divestitures including equity method investments	1,357	166
Other	58	69

Net cash provided by/(used in) investing activities	(357)	(735)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	677	809
Repayments of commercial paper, maturities greater than 90 days	(1,119)	(2,367)
Net issuances/(repayments) of other short-term borrowings	(2,001)	1,637
Long-term debt proceeds	5,987	1,596
Long-term debt repayments	(2,196)	(415)
Repurchases of Common Stock	(720)	(1,143)
Dividends paid	(1,227)	(1,131)
Other	104	328

Net cash provided by/(used in) financing activities	(495)	(686)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(24)

Cash, Cash Equivalents and Restricted Cash
Increase	1,462	437
Balance at beginning of period	1,328	1,100

Balance at end of period	$2,790	$1,537

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. During the second quarter of 2020, the company added to the non-GAAP definitions the exclusion of costs associated with the JDE Peet’s transaction.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; costs associated with the JDE Peet’s transaction; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; Swiss tax reform impacts; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. and Swiss tax reform impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and nine months ended September 30, 2020 and September 30, 2019. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses (including the partial or full sale of an equity method investment—discussed separately below) and exits of major product lines upon completion of a sale or licensing agreement.

•

On May 28, 2019, the company completed the sale of most of its cheese business in the Middle East and Africa to Arla Foods of Denmark. The company recorded a pre-tax gain of $44 million on the sale. The divestiture resulted in a year-over-year declines in net revenues of $55 million and operating income of $9 million in the nine months ended September 30, 2020. The company incurred divestiture-related costs of $6 million in the three months and $4 million (including the reversal of $2 million divestiture-related costs no longer required) in the nine months ended September 30, 2020. The company also reversed divestiture-related costs of $4 million in the three months and incurred divestiture-related costs of $6 million in the nine months ended September 30, 2019.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The acquisition added incremental net revenues of $125 million in the three months and $216 million in the nine months ended September 30, 2020, and operating income of $14 million in the three months and $6 million in the nine months ended September 30, 2020. The company incurred acquisition-related costs of $15 million in the nine months ended September 30, 2020.

On July 16, 2019, the company acquired a majority interest in a U.S. refrigerated nutrition bar company, Perfect Snacks, within its North America segment. Through the one-year anniversary of the acquisition, Perfect Snacks added incremental net revenues of $55 million and an immaterial amount of incremental operating income in 2020. The company also incurred acquisition-integration costs of $1 million in the nine months ended September 30, 2020.

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. The company incurred acquisition-integration costs of $1 million in the nine months ended September 30, 2020.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $68 million in the three months and $111 million in the nine months ended September 30, 2020 and $77 million in the three months and $117 million in the nine months ended September 30, 2019 within asset impairment and exit costs and benefit plan non-service income. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $46 million in the three months and $141 million in the nine months ended September 30, 2020 and $75 million in the three months and $193 million in the nine months ended September 30, 2019.

Intangible asset impairment charges

During the company’s 2020 annual testing of non-amortizable intangible assets, the company recorded approximately $54 million of impairment charges in the third quarter of 2020 related to three gum and chocolate brands. The ongoing impact of the pandemic resulted in greater declines in the sales and earnings for certain brands, particularly the company’s gum brands. The company recorded charges of $47 million in North America, $3 million in Europe and $3 million in Latin America. The impairment charges were recorded within asset impairment and exit costs.

During the second quarter of 2020, in connection with the ongoing COVID-19 global pandemic, the company identified a decline in demand for certain of its brands, primarily in the gum category, that prompted additional evaluation of its non-amortizable intangible assets. The company concluded that four gum brands, a small biscuit brand and a small candy brand were impaired as a result of lower than expected product growth. The company recorded approximately $90 million of impairment charges with $50 million in Europe, $36 million in North America and $5 million in AMEA. The impairment charges were recorded within asset impairment and exit costs.

During the company’s 2019 annual testing of non-amortizable intangible assets, the company recorded $57 million of impairment charges in the third quarter of 2019 related to nine trademarks. The impairments arose due to lower than expected brand earnings growth. The company recorded charges related to gum, chocolate, biscuits and candy brands of $39 million in Europe, $15 million in AMEA and $3 million in Latin America. The impairment charges were recorded within asset impairment and exit costs.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $148 million in the three months and net unrealized losses of $38 million in the nine months ended September 30, 2020 and recorded net unrealized gains of $18 million in the three months and $67 million in the nine months ended September 30, 2019.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded a remeasurement loss of $2 million in the three months and $7 million in the nine months ended September 30, 2020, as well as a remeasurement loss of $1 million in the three months and $2 million in the nine months ended September 30, 2019 related to the revaluation of the Argentinian peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. Within selling, general and administrative expenses, the company recorded a $35 million ($26 million net of tax) adjustment in the three months ended June 30, 2019 related to the discounted withdrawal liability. The company recorded $3 million of accreted interest in the three months and $9 million in the nine months ended September 30, 2020 and an immaterial amount for the three and nine months ended September 30, 2019 on the long-term liability within interest and other expense, net. As of September 30, 2020, the remaining discounted withdrawal liability was $379 million, with $14 million recorded in other current liabilities and $365 million recorded in long-term other liabilities.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. As a result, in 2017, the company excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, the company excluded amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants. In 2019, the company excluded amounts related to the partial vesting of Mr. Van de Put’s equity grants. During the first quarter of 2020, Mr. Van de Put’s equity grants became fully vested.

Gains/losses related to interest rate swaps

Within interest and other expense, net, the company recognized losses related to forward-starting interest rate swaps of $79 million ($103 million pre-tax) within the first quarter of 2020 and $111 million for three and nine months ended September 30, 2019 due to the changes in related forecasted debt.

Swiss tax reform impacts

On August 6, 2019, Switzerland published changes to its Federal tax law in the Official Federal Collection of Laws. On September 27, 2019, the Zurich Canton published their decision on the September 1, 2019 Zurich Canton public vote regarding the Cantonal changes associated with the Swiss Federal tax law change. The intent of these tax law changes was to replace certain preferential tax regimes with a new set of internationally accepted measures that are hereafter referred to as “Swiss tax reform”. Based on these Federal/Cantonal events, it is the company’s position that enactment of Swiss tax reform for U.S. GAAP purposes was met as of September 30, 2019, and the company recorded the impacts in the third quarter of 2019. The net impact was a benefit of $767 million, which consisted of a $769 million reduction in deferred tax expense from an allowed step-up of intangible assets for tax purposes (recorded net of valuation allowance) and remeasurement of the company’s deferred tax balances, partially offset by a $2 million indirect tax impact in selling, general and administrative expenses. The future rate impacts of these Swiss tax reform law changes were effective starting January 1, 2020.

Gains and losses on equity method investment transactions

JDE / Keurig Exchange:

On March 7, 2016, the company exchanged a portion of its 43.5% JDE equity interest for a new equity interest in Keurig Green Mountain, Inc. (“Keurig”). Following the transaction, the company’s JDE equity interest became 26.5% and its new Keurig equity interest was 24.2%. During the first quarter of 2016, the company recorded the difference between the $2.0 billion fair value of Keurig and its basis in the exchanged JDE shares as a gain of $43 million. In the second quarter of 2019, the company determined an adjustment to accumulated other comprehensive losses related to its JDE investment was required, which reduced its previously reported gain by $29 million. The company recorded the adjustment in the net loss on equity method transactions in the second quarter of 2019.

Keurig Dr Pepper Transactions:

On July 9, 2018, Keurig closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (“KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with its shareholder loan receivable became a 13.8% investment in KDP. During 2018, the company recorded a net pre-tax gain of $778 million (or $586 million after-tax gain).

In connection with this transaction, the company changed its accounting principle during the third quarter of 2018 to reflect its share of Keurig’s historical and KDP’s ongoing earnings on a one-quarter lag basis while the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis and to record its share of KDP’s ongoing results once KDP has publicly reported its results. The change was retrospectively applied to all prior periods presented.

During the first quarter of 2019, the company recognized a pre-tax gain of $23 million (or $18 million after-tax) related to the impact of a KDP acquisition that decreased the company’s ownership interest from 13.8% to 13.6%.

On March 4, 2020, the company participated in a secondary offering of KDP shares and sold approximately 6.8 million shares, which reduced its ownership interest by 0.5% to 13.1% of the total outstanding shares. The company received $185 million of proceeds and recorded a pre-tax gain of $71 million (or $54 million after-tax) during the three months ended March 31, 2020. The company considers the 0.5% ownership reduction a partial divestiture of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

On August 3, 2020, the company sold approximately 14.1 million shares of KDP, which reduced its ownership interest by 1.0% to 12.1% of the total outstanding shares. The company received $414 million of proceeds and recorded a pre-tax gain of $181 million (or $139 million after-tax) during the third quarter of 2020. On September 9, 2020, the company sold approximately 12.5 million shares of KDP, which reduced its ownership interest by 0.9% to 11.2% of the total outstanding shares. The company received $363 million of proceeds and recorded a pre-tax gain of $154 million (or $119 million after-tax) during the third quarter of 2020. As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within non-GAAP results the following quarter. As such, the company will recast divestitures within its non-GAAP results to reflect the third quarter 2020 sales of KDP shares in the fourth quarter.

JDE Peet’s Transaction:

On May 19, 2020, JDE Peet’s B.V. (renamed JDE Peet’s N.V. immediately prior to Settlement (as defined below), “JDE Peet’s”) announced its intention to launch an offering of its ordinary shares (the “offering”) and to apply for admission to listing and trading of all of its ordinary shares on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. (the “admission”). On May 26, 2020, JDE Peet’s published a prospectus in connection with the offering and the admission. On May 29, 2020, JDE Peet’s announced the final pricing terms of the offering, and JDE Peet’s and the selling shareholders, including the company, agreed to sell at a price of €31.50 per ordinary share a total of approximately 82.1 million ordinary shares, including ordinary shares subject to an over-allotment option. The ordinary shares were listed and first traded on May 29, 2020, and payment for, and delivery of, the ordinary shares sold in the offering (excluding ordinary shares subject to the over-allotment option) took place on June 2, 2020 (“Settlement”).

Prior to Settlement, the company exchanged its 26.4% ownership interest in JDE for a 26.5% equity interest in JDE Peet’s. The company did not invest new capital in connection with the transaction and the exchange was accounted for as a change in interest transaction. Upon Settlement, the company sold approximately 9.7 million of its ordinary shares in JDE Peet’s in the offering for gross proceeds of €304 million ($343 million). The company subsequently sold approximately 1.4 million additional shares and received gross proceeds of €46 million ($51 million) upon exercise of the over-allotment option. Following Settlement and the exercise of the over-allotment option, the company holds a 22.9% equity interest in JDE Peet’s. During the second quarter of 2020, the company recorded a preliminary gain of $121 million, net of $33 million released from accumulated other comprehensive losses, and $48 million of transaction costs. During the third quarter of 2020, the company increased its preliminary gain by $10 million to $131 million.

In connection with this transaction, the company changed its accounting principle to reflect its share of JDE’s historical and JDE Peet’s ongoing earnings on a one-quarter lag basis, although the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis, while recording its share of JDE Peet’s ongoing results after JDE Peet’s has publicly reported its results. This change in accounting principle was applied retrospectively to all periods. In addition, the company considers the 3.6% ownership reduction a partial divestiture of its equity method investment in JDE Peet’s. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from JDE Peet’s, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs and restructuring program costs.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2020 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2020 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2020 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2020 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe	North America	Mondelēz International
For the Three Months Ended September 30, 2020
Reported (GAAP)	$610		$1,470		$2,526	$2,059	$6,665
Acquisitions	—		—		—	(125)	(125)
Currency	149		8		(68)	3	92

Organic (Non-GAAP)	$759		$1,478		$2,458	$1,937	$6,632

For the Three Months Ended September 30, 2019
Reported (GAAP)	$736		$1,419		$2,377	$1,823	$6,355
Divestitures	—		—		—	—	—

Organic (Non-GAAP)	$736		$1,419		$2,377	$1,823	$6,355

% Change
Reported (GAAP)	(17.1)%		3.6%		6.3%	12.9%	4.9%
Divestitures	— pp		— pp		— pp	— pp	— pp
Acquisitions	—		—		—	(6.8)	(1.9)
Currency	20.2		0.6		(2.9)	0.2	1.4

Organic (Non-GAAP)	3.1%		4.2%		3.4%	6.3%	4.4%

Vol/Mix	(5.1	)pp	1.8 pp		3.6 pp	4.2 pp	2.4 pp
Pricing	8.2		2.4		(0.2)	2.1	2.0

	Latin America		AMEA		Europe	North America	Mondelēz International
For the Nine Months Ended September 30, 2020
Reported (GAAP)	$1,847		$4,209		$7,248	$5,979	$19,283
Acquisitions	—		—		—	(271)	(271)
Currency	422		99		92	11	624

Organic (Non-GAAP)	$2,269		$4,308		$7,340	$5,719	$19,636

For the Nine Months Ended September 30, 2019
Reported (GAAP)	$2,273		$4,312		$7,175	$5,195	$18,955
Divestitures	—		(55)		—	—	(55)

Organic (Non-GAAP)	$2,273		$4,257		$7,175	$5,195	$18,900

% Change
Reported (GAAP)	(18.7)%		(2.4)%		1.0%	15.1%	1.7%
Divestitures	— pp		1.3 pp		— pp	— pp	0.3 pp
Acquisitions	—		—		—	(5.2)	(1.4)
Currency	18.5		2.3		1.3	0.2	3.3

Organic (Non-GAAP)	(0.2)%		1.2%		2.3%	10.1%	3.9%

Vol/Mix	(8.3	)pp	(0.5	)pp	2.5 pp	7.8 pp	2.0 pp
Pricing	8.1		1.7		(0.2)	2.3	1.9

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended September 30, 2020
Reported (GAAP)	$2,289	$4,376	$6,665
Acquisitions	—	(125)	(125)
Currency	200	(108)	92

Organic (Non-GAAP)	$2,489	$4,143	$6,632

For the Three Months Ended September 30, 2019
Reported (GAAP)	$2,363	$3,992	$6,355
Divestitures	—	—	—

Organic (Non-GAAP)	$2,363	$3,992	$6,355

% Change
Reported (GAAP)	(3.1)%	9.6%	4.9%
Divestitures	— pp	— pp	— pp
Acquisitions	—	(3.1)	(1.9)
Currency	8.4	(2.7)	1.4

Organic (Non-GAAP)	5.3%	3.8%	4.4%

Vol/Mix	1.4 pp	2.8 pp	2.4 pp
Pricing	3.9	1.0	2.0

	Emerging Markets		Developed Markets	Mondelēz International
For the Nine Months Ended September 30, 2020
Reported (GAAP)	$6,623		$12,660	$19,283
Acquisitions	—		(271)	(271)
Currency	582		42	624

Organic (Non-GAAP)	$7,205		$12,431	$19,636

For the Nine Months Ended September 30, 2019
Reported (GAAP)	$7,137		$11,818	$18,955
Divestitures	(55)		—	(55)

Organic (Non-GAAP)	$7,082		$11,818	$18,900

% Change
Reported (GAAP)	(7.2)%		7.1%	1.7%
Divestitures	0.7 pp		— pp	0.3 pp
Acquisitions	—		(2.3)	(1.4)
Currency	8.2		0.4	3.3

Organic (Non-GAAP)	1.7%		5.2%	3.9%

Vol/Mix	(1.9	)pp	4.2 pp	2.0 pp
Pricing	3.6		1.0	1.9

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,665	$2,792	41.9%	$1,135	17.0%
Simplify to Grow Program	—	14		114
Intangible asset impairment charges	—	—		54
Mark-to-market (gains)/losses from derivatives	—	(147)		(145)
Divestiture-related costs	—	1		6
Remeasurement of net monetary position	—	—		2
Rounding	—	(1)		(1)

Adjusted (Non-GAAP)	$6,665	$2,659	39.9%	$1,165	17.5%

Currency		18		12

Adjusted @ Constant FX (Non-GAAP)		$2,677		$1,177

	For the Three Months Ended September 30, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,355	$2,516	39.6%	$876	13.8%
Simplify to Grow Program	—	26		151
Intangible asset impairment charges	—	—		57
Mark-to-market (gains)/losses from derivatives	—	(18)		(20)
Acquisition-related costs	—	—		1
Divestiture-related costs	—	1		(4)
Net gain on divestiture	—	—		(3)
Remeasurement of net monetary position	—	—		1
CEO transition remuneration	—	—		3
Swiss tax reform impact	—	—		2
Rounding	—	—		1

Adjusted (Non-GAAP)	$6,355	$2,525	39.7%	$1,065	16.8%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$276	$259
$ Change - Adjusted (Non-GAAP)	134	100
$ Change - Adjusted @ Constant FX (Non-GAAP)	152	112

% Change - Reported (GAAP)	11.0%	29.6%
% Change - Adjusted (Non-GAAP)	5.3%	9.4%
% Change - Adjusted @ Constant FX (Non-GAAP)	6.0%	10.5%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$19,283	$7,574	39.3%	$2,704	14.0%
Simplify to Grow Program	—	48		248
Intangible asset impairment charges	—	—		144
Mark-to-market (gains)/losses from derivatives	—	40		42
Acquisition integration costs	—	—		2
Acquisition-related costs	—	—		15
Divestiture-related costs	—	—		4
Costs associated with JDE Peet’s transaction	—	—		48
Remeasurement of net monetary position	—	—		7
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$19,283	$7,662	39.7%	$3,213	16.7%

Currency		200		86

Adjusted @ Constant FX (Non-GAAP)		$7,862		$3,299

	For the Nine Months Ended September 30, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$18,955	$7,578	40.0%	$2,937	15.5%
Simplify to Grow Program	—	71		304
Intangible asset impairment charges	—	—		57
Mark-to-market (gains)/losses from derivatives	—	(68)		(69)
Acquisition-related costs	—	—		2
Divestiture-related costs	—	1		6
Operating income from divestitures	(55)	(14)		(9)
Net gain on divestiture	—	—		(44)
Remeasurement of net monetary position	—	—		2
Impact from pension participation changes	—	—		(35)
CEO transition remuneration	—	—		9
Swiss tax reform impact	—	—		2
Rounding	—	—		1

Adjusted (Non-GAAP)	$18,900	$7,568	40.0%	$3,163	16.7%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$(4)	$(233)
$ Change - Adjusted (Non-GAAP)	94	50
$ Change - Adjusted @ Constant FX (Non-GAAP)	294	136

% Change - Reported (GAAP)	(0.1)%	(7.9)%
% Change - Adjusted (Non-GAAP)	1.2%	1.6%
% Change - Adjusted @ Constant FX (Non-GAAP)	3.9%	4.3%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended September 30, 2020
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,135	$(38)	$89	$1,084	$391	36.1%	$(345)	$(84)	$3	$1,119	$0.78
Simplify to Grow Program	114	—	—	114	22		—	—	—	92	0.06
Intangible asset impairment charges	54	—	—	54	12		—	—	—	42	0.03
Mark-to-market (gains)/losses from derivatives	(145)	—	3	(148)	(27)		—	—	—	(121)	(0.08)
Acquisition-related costs	—	—	—	—	(3)		—	—	—	3	—
Divestiture-related costs	6	—	—	6	—		—	—	—	6	—
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Gain on equity method investment transactions	—	—	—	—	(77)		345	—	—	(268)	(0.19)
Equity method investee items	—	—	—	—	3		—	(41)	—	38	0.03
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,165	$(38)	$89	$1,114	$322	28.9%	$—	$(125)	$3	$914	$0.63

Currency										4	0.01

Adjusted @ Constant FX (Non-GAAP)										$918	$0.64

Diluted Average Shares Outstanding											1,442

	For the Three Months Ended September 30, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$876	$(13)	$205	$684	$(633)	(92.5)%	$—	$(114)	$5	$1,426	$0.98
Simplify to Grow Program	151	(1)	—	152	29		—	—	—	123	0.08
Intangible asset impairment charges	57	—	—	57	14		—	—	—	43	0.03
Mark-to-market (gains)/losses from derivatives	(20)	—	(2)	(18)	(8)		—	—	—	(10)	(0.01)
Acquisition-related costs	1	—	—	1	1		—	—	—	—	—
Divestiture-related costs	(4)	—	—	(4)	(1)		—	—	—	(3)	—
Net earnings from divestitures	—	—	—	—	—		—	8	—	(8)	—
Net gain on divestiture	(3)	—	—	(3)	1		—	—	—	(4)	—
Remeasurement of net monetary position	1	—	—	1	—		—	—	—	1	—
Impact from pension participation changes	—	—	(3)	3	—		—	—	—	3	—
CEO transition remuneration	3	—	—	3	—		—	—	—	3	—
Loss related to interest rate swaps	—	—	(111)	111	—		—	—	—	111	0.08
Swiss tax reform net impacts	2	—	—	2	769		—	—	—	(767)	(0.53)
Equity method investee items	—	—	—	—	2		—	(11)	—	9	0.01
Rounding	1	—	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$1,065	$(14)	$89	$990	$174	17.6%	$—	$(117)	$5	$928	$0.64

Diluted Average Shares Outstanding											1,458

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Nine Months Ended September 30, 2020
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,704	$(102)	$364	$2,442	$880	36.0%	$(537)	$(311)	$11	$2,399	$1.66
Simplify to Grow Program	248	(4)	—	252	55		—	—	—	197	0.14
Intangible asset impairment charges	144	—	—	144	33		—	—	—	111	0.08
Mark-to-market (gains)/losses from derivatives	42	—	4	38	5		—	—	—	33	0.03
Acquisition integration costs	2	—	—	2	—		—	—	—	2	—
Acquisition-related costs	15	—	—	15	—		—	—	—	15	0.01
Divestiture-related costs	4	—	—	4	—		—	—	—	4	—
Net earnings from divestitures	—	—	—	—	—		—	16	—	(16)	(0.01)
Costs associated with JDE Peet’s transaction	48	—	—	48	(261)		—	—	—	309	0.21
Remeasurement of net monetary position	7	—	—	7	—		—	—	—	7	—
Impact from pension participation changes	—	—	(9)	9	2		—	—	—	7	0.01
Loss related to interest rate swaps	—	—	(103)	103	24		—	—	—	79	0.05
Gain on equity method investment transactions	—	—	—	—	(94)		537	—	—	(443)	(0.31)
Equity method investee items	—	—	—	—	11		—	(82)	—	71	0.05
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$3,213	$(106)	$256	$3,063	$655	21.4%	$—	$(377)	$11	$2,774	$1.92

Currency										74	0.06

Adjusted @ Constant FX (Non-GAAP)										$2,848	$1.98

Diluted Average Shares Outstanding											1,442

	For the Nine Months Ended September 30, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,937	$(42)	$386	$2,593	$(228)	(8.8)%	$2	$(389)	$12	$3,196	$2.19
Simplify to Grow Program	304	(6)	—	310	67		—	—	—	243	0.17
Intangible asset impairment charges	57	—	—	57	14		—	—	—	43	0.03
Mark-to-market (gains)/losses from derivatives	(69)	—	(2)	(67)	(14)		—	—	—	(53)	(0.04)
Acquisition-related costs	2	—	—	2	1		—	—	—	1	—
Divestiture-related costs	6	—	—	6	—		—	—	—	6	0.01
Net earnings from divestitures	(9)	—	—	(9)	(1)		—	32	—	(40)	(0.03)
Net gain on divestiture	(44)	—	—	(44)	(2)		—	—	—	(42)	(0.03)
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	(35)	—	(3)	(32)	(9)		—	—	—	(23)	(0.02)
CEO transition remuneration	9	—	—	9	—		—	—	—	9	0.01
Loss related to interest rate swaps	—	—	(111)	111	—		—	—	—	111	0.08
Swiss tax reform net impacts	2	—	—	2	769		—	—	—	(767)	(0.53)
U.S. tax reform discrete net tax expense	—	—	—	—	(2)		—	—	—	2	—
Loss on equity method investment transactions	—	—	—	—	(7)		(2)	—	—	9	0.01
Equity method investee items	—	—	—	—	9		—	(40)	—	31	0.02
Rounding	1	—	—	1	—		—	—	—	1	—

Adjusted (Non-GAAP)	$3,163	$(48)	$270	$2,941	$597	20.3%	$—	$(397)	$12	$2,729	$1.87

Diluted Average Shares Outstanding											1,459

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended September 30,
	2020	2019	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.78	$0.98	$(0.20)	(20.4)%
Simplify to Grow Program	0.06	0.08	(0.02)
Intangible asset impairment charges	0.03	0.03	—
Mark-to-market (gains)/losses from derivatives	(0.08)	(0.01)	(0.07)
Loss related to interest rate swaps	—	0.08	(0.08)
Swiss tax reform net impacts	—	(0.53)	0.53
Gain on equity method investment transactions	(0.19)	—	(0.19)
Equity method investee items	0.03	0.01	0.02

Adjusted EPS (Non-GAAP)	$0.63	$0.64	$(0.01)	(1.6)%
Impact of unfavorable currency	0.01	—	0.01

Adjusted EPS @ Constant FX (Non-GAAP)	$0.64	$0.64	$—	0.0%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.05
Impact from acquisitions			0.01
Change in benefit plan non-service income			0.01
Change in interest and other expense, net			—
Change in equity method investment net earnings			—
Change in income taxes			(0.08)
Change in shares outstanding			0.01

			$—

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Nine Months Ended September 30,
	2020	2019	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.66	$2.19	$(0.53)	(24.2)%
Simplify to Grow Program	0.14	0.17	(0.03)
Intangible asset impairment charges	0.08	0.03	0.05
Mark-to-market (gains)/losses from derivatives	0.03	(0.04)	0.07
Acquisition-related costs	0.01	—	0.01
Divestiture-related costs	—	0.01	(0.01)
Net earnings from divestitures	(0.01)	(0.03)	0.02
Net gain on divestiture	—	(0.03)	0.03
Costs associated with JDE Peet’s transaction	0.21	—	0.21
Impact from pension participation changes	0.01	(0.02)	0.03
CEO transition remuneration	—	0.01	(0.01)
Loss related to interest rate swaps	0.05	0.08	(0.03)
Swiss tax reform net impacts	—	(0.53)	0.53
(Gain)/loss on equity method investment transactions	(0.31)	0.01	(0.32)
Equity method investee items	0.05	0.02	0.03

Adjusted EPS (Non-GAAP)	$1.92	$1.87	$0.05	2.7%
Impact of unfavorable currency	0.06	—	0.06

Adjusted EPS @ Constant FX (Non-GAAP)	$1.98	$1.87	$0.11	5.9%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.06
VAT-related settlements - 2019			0.01
Change in benefit plan non-service income			0.03
Change in interest and other expense, net			0.01
Chnage in equity method investment net earnings			(0.01)
Change in income taxes			(0.01)
Change in shares outstanding			0.02

			$0.11

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2020
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$610		$1,470		$2,526		$2,059		$—	$—	$—	$—	$6,665
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$610		$1,470		$2,526		$2,059		$—	$—	$—	$—	$6,665

Operating Income
Reported (GAAP)	$77		$210		$432		$387		$145	$(66)	$(50)	$—	$1,135
Simplify to Grow Program	5		27		55		18		—	9	—	—	114
Intangible asset impairment charges	3		—		3		47		—	1	—	—	54
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(145)	—	—	—	(145)
Divestiture-related costs	—		6		—		—		—	—	—	—	6
Remeasurement of net monetary position	2		—		—		—		—	—	—	—	2
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$87		$243		$490		$452		$—	$(57)	$(50)	$—	$1,165
Currency	23		—		(14)		—		—	2	1	—	12

Adjusted @ Constant FX (Non-GAAP)	$110		$243		$476		$452		$—	$(55)	$(49)	$—	$1,177

% Change - Reported (GAAP)	(8.3)%		11.7%		30.5%		4.6%		n/m	13.2%	(16.3)%	n/m	29.6%
% Change - Adjusted (Non-GAAP)	(12.1)%		16.8%		3.8%		18.9%		n/m	(11.8)%	(16.3)%	n/m	9.4%
% Change - Adjusted @ Constant FX (Non-GAAP)	11.1%		16.8%		0.8%		18.9%		n/m	(7.8)%	(14.0)%	n/m	10.5%

Operating Income Margin
Reported %	12.6%		14.3%		17.1%		18.8%						17.0%
Reported pp change	1.2	pp	1.1	pp	3.2	pp	(1.5	)pp					3.2	pp
Adjusted %	14.3%		16.5%		19.4%		22.0%						17.5%
Adjusted pp change	0.8	pp	1.8	pp	(0.5	)pp	1.2 pp						0.7	pp

	For the Three Months Ended September 30, 2019
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses		Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$736	$1,419	$2,377	$1,823	$—		$—	$—	$—	$6,355
Divestitures	—	—	—	—	—		—	—	—	—

Adjusted (Non-GAAP)	$736	$1,419	$2,377	$1,823	$—	$—		$—	$—	$6,355

Operating Income
Reported (GAAP)	$84	$188	$331	$370	$20		$(76)	$(43)	$2	$876
Simplify to Grow Program	11	6	100	10	—		24	—	—	151
Intangible asset impairment charges	3	15	39	—	—		—	—	—	57
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(20)		—	—	—	(20)
Acquisition-related costs	—	—	—	—	—		—	—	1	1
Divestiture-related costs	—	(1)	—	—	—		(3)	—	—	(4)
Net gain on divestiture	—	—	—	—	—		—	—	(3)	(3)
Remeasurement of net monetary position	1	—	—	—	—		—	—	—	1
CEO transition remuneration	—	—	—	—	—		3	—	—	3
Swiss tax reform impact	—	—	2	—	—		—	—	—	2
Rounding	—	—	—	—	—		1	—	—	1

Adjusted (Non-GAAP)	$99	$208	$472	$380	$—		$(51)	$(43)	$—	$1,065

Operating Income Margin
Reported %	11.4%	13.2%	13.9%	20.3%						13.8%
Adjusted %	13.5%	14.7%	19.9%	20.8%						16.8%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2020
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,847		$4,209		$7,248		$5,979		$—	$—	$—	$—	$19,283
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,847		$4,209		$7,248		$5,979		$—	$—	$—	$—	$19,283

Operating Income
Reported (GAAP)	$149		$615		$1,201		$1,192		$(42)	$(253)	$(143)	$(15)	$2,704
Simplify to Grow Program	31		37		92		39		—	49	—	—	248
Intangible asset impairment charges	3		5		53		83		—	—	—	—	144
Mark-to-market (gains)/losses from derivatives	—		—		—		—		42	—	—	—	42
Acquisition integration costs	—		—		—		2		—	—	—	—	2
Acquisition-related costs	—		—		—		—		—	—	—	15	15
Divestiture-related costs	—		4		—		—		—	—	—	—	4
Costs associated with JDE Peet’s transaction	—		—		—		—		—	48	—	—	48
Remeasurement of net monetary position	7		—		—		—		—	—	—	—	7
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$190		$661		$1,346		$1,316		$—	$(157)	$(143)	$—	$3,213
Currency	50		16		22		2		—	(2)	(2)	—	86

Adjusted @ Constant FX (Non-GAAP)	$240		$677		$1,368		$1,318		$—	$(159)	$(145)	$—	$3,299

% Change - Reported (GAAP)	(40.4)%		(3.1)%		(3.1)%		8.8%		n/m	4.2%	(10.0)%	n/m	(7.9)%
% Change - Adjusted (Non-GAAP)	(36.9)%		(2.1)%		(5.1)%		20.7%		n/m	18.2%	(10.0)%	n/m	1.6%
% Change - Adjusted @ Constant FX (Non-GAAP)	(20.3)%		0.3%		(3.6)%		20.9%		n/m	17.2%	(11.5)%	n/m	4.3%

Operating Income Margin
Reported %	8.1%		14.6%		16.6%		19.9%						14.0%
Reported pp change	(2.9	)pp	(0.1	)pp	(0.7	)pp	(1.2	)pp					(1.5	)pp
Adjusted %	10.3%		15.7%		18.6%		22.0%						16.7%
Adjusted pp change	(2.9	)pp	(0.2	)pp	(1.2	)pp	1.0	pp					—	pp

	For the Nine Months Ended September 30, 2019
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,273	$4,312	$7,175	$5,195	$—	$—	$—	$—	$18,955
Divestitures	—	(55)	—	—	—	—	—	—	(55)

Adjusted (Non-GAAP)	$2,273	$4,257	$7,175	$5,195	$—	$—	$—	$—	$18,900

Operating Income
Reported (GAAP)	$250	$635	$1,239	$1,096	$69	$(264)	$(130)	$42	$2,937
Simplify to Grow Program	46	28	139	29	—	62	—	—	304
Intangible asset impairment charges	3	15	39	—	—	—	—	—	57
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(69)	—	—	—	(69)
Acquisition-related costs	—	—	—	—	—	—	—	2	2
Divestiture-related costs	—	6	—	—	—	—	—	—	6
Operating income from divestitures	—	(9)	—	—	—	—	—	—	(9)
Net gain on divestiture	—	—	—	—	—	—	—	(44)	(44)
Remeasurement of net monetary position	2	—	—	—	—	—	—	—	2
Impact from pension participation changes	—	—	—	(35)	—	—	—	—	(35)
CEO transition remuneration	—	—	—	—	—	9	—	—	9
Swiss tax reform impact	—	—	2	—	—	—	—	—	2
Rounding	—	—	—	—	—	1	—	—	1

Adjusted (Non-GAAP)	$301	$675	$1,419	$1,090	$—	$(192)	$(130)	$—	$3,163

Operating Income Margin
Reported %	11.0%	14.7%	17.3%	21.1%					15.5%
Adjusted %	13.2%	15.9%	19.8%	21.0%					16.7%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2020	2019	$ Change
Net Cash Provided by Operating Activities (GAAP)	$2,315	$1,882	$433
Capital Expenditures	(630)	(686)	56

Free Cash Flow (Non-GAAP)	$1,685	$1,196	$489